Exhibit 99.1

Press Release

Chelsea Therapeutics Reports Data From Study 303 Confirming Safety and Robust

Therapeutic Benefit of Long-Term Northera Treatment in Neurogenic Orthostatic

Hypotension

•	Northera Provides Sustained Improvements in Both Blood Pressure and Symptoms of Neurogenic Orthostatic Hypotension

•	Patients Maintain Statistically Significant 3.2 unit Improvement in OHQ Composite Scores Following Three Months of Open Label Treatment with Northera (p<0.001)

•	Study Validates Safety of up to 3 Months of Continued Open Label Northera Treatment

CHARLOTTE, NC, May 18, 2010 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) reported preliminary findings from Study 303, a long-term safety extension study from its Phase III NORTHERA™ (droxidopa) registration program in symptomatic neurogenic orthostatic hypotension (NOH). Top-line results demonstrated that prolonged treatment with Northera provides clinically meaningful and durable symptomatic improvements in patients with NOH and the data validate that the drug is safe and well tolerated throughout the extended dosing period.

“Study 303 is primarily intended to generate additional, long-term safety data to support chronic dosing and supplement data generated in our pivotal efficacy studies of Northera in symptomatic neurogenic orthostatic hypotension,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “Given the intended long-term use of Northera in this indication and the design of this trial, we believe Study 303 offers meaningful insight into the efficacy of Northera over an extended treatment period and underscores the suitability of Northera as both a safe and effective treatment for patients with chronic symptomatic neurogenic orthostatic hypotension. As patients continue in Study 303, we expect continuation of the clear efficacy trends and strong safety seen in the first three months of this study and believe these data will provide important long term efficacy and safety data in our final NDA package.”

Study 303 is a three-month, renewable extension study that provides long-term, open-label drug treatment for patients with symptomatic NOH who previously demonstrated a symptomatic benefit from Northera treatment in one of Chelsea’s Phase III clinical efficacy trials, Studies 301 or 302. Following the initial three-month open-label treatment period with doses of 100 mg up to 600 mg of Northera three times daily, 75 patients were randomized on a 1:1 basis to either continue Northera treatment or be withdrawn to placebo for a blinded two-week period to assess the comparative safety and durability-of-effect of Northera against placebo. Efficacy was assessed using multiple criteria throughout the study, including: blood pressure; a clinician-

recorded and patient-recorded clinical global impressions-severity (CGI-S) scale; and the orthostatic hypotension questionnaire (OHQ).

Efficacy Findings:

After three months of open-label treatment, patients taking Northera reported a mean decrease of 3.2 units in their OHQ composite score (p<0.001), representing a greater than 50% reduction in the signs and symptoms of NOH when compared with baseline, established prior to drug treatment. In addition, results of Study 303 continue to support the previously reported robust efficacy of Northera in treating NOH associated with Parkinson’s disease (PD). Using the patient reported CGI-S, 58% of PD patients, and 47% of the full study population, reported minimal or no orthostatic hypotension by the end of the three-month treatment period, compared with 3% and 1% respectively at baseline. Further, blood pressure assessments support the strong symptomatic benefit in patients taking Northera achieving a statistically significant (p<0.001) mean improvement of 13.4 mmHg in standing blood pressure after three months of therapy compared with baseline.

Consistent with the previously reported findings from Study 302, a pivotal efficacy study that included a similar two-week, randomized withdrawal design, findings from the double-blind withdrawal phase of Study 303 reflected a carry-over effect in patients randomized to placebo who continue to experience symptomatic and blood pressure improvements relative to baseline. Carry-over effects are continued therapeutic efficacy effects, in this case blood pressure elevation, over an extended period of time after the drug treatment is discontinued. This may be a sign of a potential disease modifying effect of the drug in patients receiving extended therapy. As NOH results from decreased levels of norepinephrine in the nervous system, the carry-over effects observed after cessation of treatment with Northera are believed to result from the replenishment, and therefore continued availability, of stored norepinephrine. As a result, after a three-month treatment period, patients on placebo demonstrated only a minor worsening of symptoms during the two-week washout period, resulting in a mean increase of 0.90 in the OHQ composite score, thus limiting the trial’s ability to discern the true treatment effect. Patients continuing on Northera reported a mean increase of 0.57 in OHQ composite scores reflecting a mean improvement of 0.33 over placebo.

“That patients continued to experience a pronounced, statistically significant improvement in blood pressure two weeks after being withdrawn from therapy indicates a distinct carry-over effect as initially observed in Study 302,” added Christopher Mathias, D Phil, DSc, FRCP, FMedSci. Professor of Neurovascular and Autonomic Medicine, Imperial College London, St. Mary’s Hospital and the National Hospital for Neurology and Neurosurgery, Queen Square, London, UK and a principal investigator of the trial. “Given that the clinical benefits and blood pressure increases persisted without waning over the full three months of the study, the data clearly indicate Northera provides patients with significant, safe and lasting reductions in the signs and symptoms of NOH.”

Safety Findings:

Analysis of the safety data compiled both over the three-month open-label treatment period and two-week blinded study continues to support the safety and tolerability of Northera. Of the 102 patients voluntarily enrolled in the study, 27 exited the study for a variety of reasons. These included: administrative reasons (9); adverse effects (7), including 1 patient with supine hypertension, defined as >180 mmHg; insufficient benefit (5); and concomitant illness (5). A total of 75 patients were included in the final assessment at the three-month period.

During the three-month, open-label treatment period, there were seven serious adverse events, the majority of which are commonly reported in this disease population. Headache and loss of consciousness, both considered to be related to study drug, were reported in one patient. Five other serious adverse events, reported in three patients, were considered to be possibly related to drug treatment, including: hallucinations (2), hypoxic encephalopathy, agitation, and confusion. The most common adverse events reported were urinary tract infections (9%), headache (7%), and falls (7%).

As previously noted, during the two-week washout period that allowed for a blinded comparison, no difference was reported in the incidence of patients reporting significant adverse events, including cardiovascular or neurological adverse events, between placebo and Northera. Common adverse events noted in the two-week comparison in patients receiving Northera were urinary tract infection (5%) and back pain (5%). Two patients (5%) receiving Northera and 1 patient (3%) on placebo experienced single episodes of supine hypertension, defined as >180 mmHg.

About Neurogenic Orthostatic Hypotension

NOH is a neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in decreased blood pressure when a person assumes a standing position and is characterized by lightheadedness, dizziness, and syncope. Symptoms of chronic NOH can be incapacitating, putting patients at high risk for falls and associated injuries, generating significant health care costs and also severely affecting the quality of life of patients and their loved ones. The only FDA-approved treatment for orthostatic hypotension has a black box warning indicating that the drug has not been shown to be effective in alleviating the symptoms of the condition and is associated with a pronounced side-effect profile including significant supine hypertension.

About Northera™

Northera (droxidopa), the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia in an ongoing Phase II trial and completed a Phase II trial in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Droxidopa, is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to

Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates Droxidopa and CH-4051, our need to raise operating capital, our history of losses, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing and reliance on key personnel including specifically Dr. Pedder.

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Investors & Media:

Kathryn McNeil

Chelsea Therapeutics

718-788-2856

mcneil@chelseatherapeutics.com